Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
August 3, 2006
Comments by Steve Menzies

Thank you, Tim. Good morning!

Industry demand for railcars in North America remained strong as 18,190 railcars were ordered during the 2nd quarter of 2006. This is a continuation of the strong pace set in early 2004 that has continued throughout 2005 and into 2006 bringing total orders for the first six months of this year to 55,000. As we stated during our last conference call, large railcar orders tend to be sporadic and we did not expect quarterly order levels to continue at the same pace as the first quarter of 2006 when more than 37,000 railcars were ordered. The more than 55,500 railcars ordered thus far this year compares favorably to the 37,000 railcars ordered in the first half of 2005. We expect railcar demand to remain strong as a result of solid industry fundamentals such as continued railcar loadings growth and long term railcar replacement demand. As Tim mentioned, we see strong, long term railcar demand reflected across multiple key market segments. This supports our view that we are experiencing a market plateau at historically high industry demand levels as opposed to a short term market spike.

While overall demand remains strong, railcar demand will shift from time to time from car type to car type. Our strategy is to offer a broad range of proven products while retaining the flexibility to shift production to meet changing market demand. For example, demand for box cars to serve the paper and automotive industries is currently soft as is demand for intermodal equipment as the system absorbs the significant investments made in intermodal equipment over the past few years. We believe demand will return for both car types as the replacement of an aging box car fleet will continue and demand for intermodal transportation increases. Offsetting these market dynamics is the extraordinary demand for tank cars, covered hoppers and, to a lesser extent, coal cars resulting from the expansion of renewable fuels production. It is clear that ethanol production will rapidly surpass the government mandated level of 7.5 billion gallons. The growth in renewable fuels, particularly ethanol and bio-diesel, has caused a surge in railcar demand. A significant number of ethanol and bio-diesel plants are currently under construction, undergoing expansion or in the planning stages. As a result, we believe the demand for railcars to support the transportation of renewable fuels, including their feedstocks and co-products, will remain strong, at least, through 2008. As a result of these market developments, we are shifting a portion of our production, in the near term, to respond to this demand.

We also see strong demand for railcars carrying cement and aggregates consistent with current infrastructure spending. Coal car demand has slowed while Powder River Basin rail capacity expansion projects are completed and the rail system can handle additional coal cars. In the near term, replacing steel coal cars in both the East and West represents key opportunities. Replacement demand for auto racks, pressure tank cars and covered hoppers will also drive railcar demand in the near term and long term.

During the 2nd quarter of 2006, Trinity received slightly more than 10,000 railcar orders. All orders that we report are without contingencies. We continue to focus our sales efforts on orders that meet our pricing requirements including long term purchased materials commitments, escalation and surcharge protection, and those that extend our existing production lines. We received orders during the 2nd quarter that will extend production lines for a variety of railcars. Specifically, we received orders for covered hoppers for agricultural products, resins and cement; coal cars; railcars for scrap steel, box cars, tank cars and intermodal flat cars. Our customer mix was diverse as agricultural and industrial shippers, utilities, railroads and third party lessors placed orders with us during the 2nd quarter. Current inquiry levels indicate further momentum for orders for a variety of railcars continuing throughout 2007 and into 2008, supporting our production and sales strategies.

The industry-wide production backlog at the end of the 2nd quarter declined only slightly to approximately 86,800 from 88,100 railcars at the end of the 1st quarter 2006. This indicates that industry order levels are keeping pace with industry production. We continue to believe tight supplies of railcar castings and wheels are a constraint for further increases in production much beyond current levels. Trinity’s North American railcar production backlog increased 14.8% from the 1st quarter 2006 to 29,320 railcars at the end of the 2nd quarter of 2006. We are, in fact, quickly converting several production lines to meet surging demand for railcars serving the renewable fuels market. Our production flexibility and proven product designs allow us to match resources to meet shifting market demand as I described previously. Our goal is to maximize the returns for our portfolio by optimizing production capabilities and product mix. The strong increase in our backlog despite a slight industry decline is evidence of our ability to adapt our production and market focus to be responsive to our customers’ requirements. These competencies are enabling us to capture market share.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet during the 2nd quarter, taking delivery of approximately 1,500 new railcars. This represents about 24% of Trinity’s North American 2nd quarter shipments. Our operating lease fleet now includes a diversified portfolio of more than 27,200 railcars as compared to approximately 22,300 railcars that were in our fleet on June 30, 2005. In addition, we manage approximately 60,000 railcars that are part of our customers’ fleets. The investment in our leasing business helps us develop solid, long term relationships with the end users of our railcars as well as a significant, long-term, stable earnings stream which reduces our susceptibility to market cycles.

Our committed lease backlog at the end of the 2nd quarter increased to approximately 13,000 railcars or 44.5% of Trinity’s North American production backlog. This backlog extends into 2008 and has been instrumental in our production planning. Our fleet utilization increased slightly to 99.6% at the end of the 2nd quarter of 2006. The average age of the railcars in our lease fleet is 4.9 years. Our average remaining lease term is more than six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been higher than normal indicating continued strong demand for existing railcars. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and rising lease rates.

I’ll now turn it over to Bill McWhirter.